September 6, 2018

Stanley J. Sutula III
Chief Financial Officer
Pitney Bowes Inc.
3001 Summer Street
Stamford, CT 06926

       Re: Pitney Bowes Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 22, 2018
           Form 10-Q for the Quarter Ended March 31, 2018
           Filed May 4, 2018
           File No. 001-03579

Dear Mr. Sutula III:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services